Exhibit 99.1

BitNile Holdings Reports Third Quarter 2022 Financial Results, Including Revenue of $100 Million for the Nine Months Ended September 30, 2022, up 124% from the Prior Year’s Nine-Month Period

LAS VEGAS--(BUSINESS WIRE) – Nov. 21, 2022 -- BitNile Holdings, Inc. (NYSE American: NILE), a diversified holding company (“BitNile” or the “Company”), reported its financial results for the third quarter ended September 30, 2022 on its Form 10-Q filed with the Securities and Exchange Commission.

Third quarter 2022 highlights include:

•	Total assets of $610.9 million as of September 30, 2022;

•	Positive working capital of $25.7 million as of September 30, 2022;

•	Cash and cash equivalents of $10.1 million as of September 30, 2022;

•	Revenue from cryptocurrency mining of $3.9 million, compared to $0.3 million in the prior third fiscal quarter;

•	Revenue from the Company’s majority owned subsidiary, The Singing Machine Company, Inc. (Nasdaq: MICS) (“SMC”), acquired in June 2022, of $17.1 million, compared to $0 in the prior third fiscal quarter;

•	Revenue from hotel operations, acquired in December 2021, of $5.5 million, compared to $0 in the prior third fiscal quarter;

•	Revenue from lending and trading activities of $13.4 million, compared to negative revenue of ($38.9) million in the prior third fiscal quarter, of which revenue in the current as well as the prior year’s third fiscal quarter included an approximate ($33.4) million unrealized gain from the Company’s investment in Alzamend Neuro, Inc. (Nasdaq: ALZN) (“Alzamend”);

•	Revenues from trading activities during the three months ended September 30, 2022 included net gains on equity securities, including unrealized gains and losses from market price changes. These gains and losses have caused, and will continue to cause, significant volatility in our periodic earnings;

•	Total revenue of $49.8 million improved $80.6 million, from negative revenue of ($30.8) million in the prior third fiscal quarter; and

•	Net loss available to common stockholders of $7.5 million improved $35.4 million, compared to a net loss available to common stockholders of $42.9 million in the prior third fiscal quarter.

Nine months ended September 30, 2022 highlights:

•	Revenue from cryptocurrency mining of $11.4 million, compared to $0.7 million in the prior nine-month period;

•	Revenue from SMC, acquired in June 2022, of $17.1 million, compared to $0 in the prior nine-month period;

•	Revenue from hotel operations, acquired in December 2021, of $12.8 million, compared to $0 in the prior nine-month period;

•	Revenue from lending and trading activities of $32.2 million, an increase of 64%, from $19.6 million in the prior nine-month period;

•	Total revenue of $100.0 million, an increase of 124%, from $44.6 million in the prior nine-month period;

•	Cash provided by operating activities of $12.9 million, compared to cash used in operating activities of ($56.9) million in the prior nine-month period;

•	Interest expense of $35.8 million, primarily resulting from the issuance of $66 million of secured promissory notes in December 2021, which were fully paid in March 2022. Interest expense from these notes included the amortization of debt discount of $26.3 million from the issuance of warrants, a non-cash charge, and original issue discount, in connection with these secured promissory notes; and

•	Net loss available to common stockholders of $62.0 million, compared to net income available to common stockholders of $1.3 million in the prior nine-month period.

Revenues

Revenues by segment for the three months ended September 30, 2022 and 2021 were as follows:

	For the Three Months Ended September 30,
	2022	2021	Increase	%
Gresham Worldwide (“GWW”)	$7,782,000	$6,373,000	$1,409,000	22%
Imperalis Holding Corp., to be renamed TurnOnGreen, Inc. (“TurnOnGreen”)	1,662,000	1,094,000	568,000	52%
SMC	17,114,000	-	17,114,000	—
BitNile, Inc. (“BNI”)
Revenue, cryptocurrency mining	3,874,000	272,000	3,602,000	1324%
Revenue, commercial real estate leases	272,000	249,000	23,000	9%
Ault Global Real Estate Equities, Inc. (“AGREE”)	5,513,000	-	5,513,000	—
Ault Alliance:
Revenue, lending and trading activities	13,360,000	(38,869,000)	52,229,000	-134%
Other	201,000	87,000	114,000	131%
Total revenue	$49,778,000	$(30,794,000)	$80,572,000	-262%

Gresham Worldwide

GWW revenues increased by $1.4 million, or 22%, to $7.8 million for the three months ended September 30, 2022, from $6.4 million for the three months ended September 30, 2021. The increase in revenue from our GWW segment for customized solutions for the military markets reflects $0.9 million from Giga-tronics Incorporated (“GIGA”), which was acquired on September 8, 2022, and $0.5 million higher revenues from Gresham UK, a GWW subsidiary, related to naval power projects that had previously been delayed.

TurnOnGreen

TurnOnGreen revenues for the three months ended September 30, 2022 of $1.7 million increased $0.6 million, or 52%, from $1.1 million for the three months ended September 30, 2021, due to increased sales to defense customers.

SMC

SMC revenues increased by $17.1 million for the three months ended September 30, 2022, compared to $0 for the three months ended September 30, 2021, due to the acquisition of SMC in June 2022.

BNI

Revenues from BNI’s cryptocurrency mining operations were $3.9 million for the three months ended September 30, 2022, compared to $0.3 million for three months ended September 30, 2021. During 2021, we began to purchase Bitcoin mining equipment, most of which were delivered in 2022, which greatly increased our cryptocurrency mining activities. Our decision to increase our cryptocurrency mining operations was based on several factors, which positively affected the number of active miners we operated, including the market prices of digital currencies, and favorable power costs available at our Michigan data center.

AGREE

AGREE revenues were $5.5 million for the three months ended September 30, 2022, compared to $0 for the three months ended September 30, 2021. On December 22, 2021, AGREE acquired four hotel properties for $71.3 million, consisting of a 136-room Courtyard by Marriott, a 133-room Hilton Garden Inn and a 122-room Residence Inn by Marriott in Middleton, WI, as well as a 135-room Hilton Garden Inn in Rockford, IL.

Ault Alliance

Revenues from our lending and trading activities increased to $13.4 million for the three months ended September 30, 2022, from negative revenues of $38.9 million for the three months ended September 30, 2021, which is attributable to significant realized and unrealized gains in the current year period and unrealized losses in the prior year period from our investment portfolio. During the three months ended September 30, 2022, Ault Lending, LLC (“Ault Lending”) (formerly known as Digital Power Lending, LLC) generated significant income from appreciation of investments in marketable securities as well as shares of common stock underlying convertible notes and warrants issued to Ault Lending in certain financing transactions. Revenue from lending and trading activities during the three months ended September 30, 2022 included an approximate $2.5 million unrealized gain from our investment in Alzamend. Under its business model, Ault Lending also generates revenue through origination fees charged to borrowers and interest generated from each loan.

Revenues from our trading activities during the three months ended September 30, 2021 included significant unrealized losses from market price changes related to Alzamend. During the three months ended September 30, 2021, we recorded an unrealized loss of $27.4 million related to our investment in Alzamend common stock. During the three months ended September 30, 2021, we recorded an unrealized loss on our investment in warrants of Alzamend of $6.0 million. Our investment in Alzamend will be revalued on each balance sheet date.

Revenues from our trading activities during the three months ended September 30, 2022 included net gains on equity securities, including unrealized gains and losses from market price changes. These gains and losses have caused, and will continue to cause, significant volatility in our periodic earnings.

Gross Margins

Gross margins were 42.4% for the three months ended September 30, 2022, compared to 117.1% for the three months ended September 30, 2021. Our gross margins have typically ranged between 30% and 35%, with slight variations depending on the overall composition of our revenue.

Our gross margins of 42.4% recognized during the three months ended September 30, 2022 were impacted by the favorable margins from our lending and trading activities and modest margins on cryptocurrency mining operations due to the decline in the price of Bitcoin. Excluding the effects of margin from our lending and trading activities and cryptocurrency mining operations, our adjusted gross margins for the three months ended September 30, 2022 and 2021, would have been 27.6% and 35.8%, respectively, with gross margins for the three months ended September 30, 2022 slightly lower than our historical averages due to gross margins from SMC, which were 23.8%.

Operating Expenses

Operating expenses increased to $26.4 million for the three months ended September 30, 2022, representing an increase of $12.6 million compared to $13.8 million for the three months ended September 30, 2021.

The increase in operating expenses from the three months ended September 30, 2022 is attributable to the following:

•	Selling and marketing expenses were $7.4 million for the three months ended September 30, 2022, compared to $2.0 million for the three months ended September 30, 2021, an increase of $5.4 million, or 273%. The increase was the result of $4.2 million higher marketing costs at Ault Alliance, Inc., including $3.2 million related to an advertising sponsorship agreement as well as a $0.9 million increase in sales and marketing costs from SMC, which was acquired in June 2022; and

•	General and administrative expenses were $15.9 million for the three months ended September 30, 2022, compared to $11.3 million for the three months ended September 30, 2021, an increase of $4.7 million, or 41%. General and administrative expenses increased from the comparative prior period, mainly due to:

o	general and administrative costs of $2.6 million from SMC, which was acquired in June 2022;

o	general and administrative costs of $0.6 million from Avalanche International Corp., which was acquired in June 2022;

o	general and administrative costs of $0.6 million from our hotel operations, which were acquired in December 2021;

o	$2.2 million increase in the accrual of a performance bonus related to realized gains on trading activities during the period;

o	increased costs of $0.6 million, in part related to the efforts to spin off TurnOnGreen and GIGA; and

o	partially offset by lower non-cash stock compensation costs of $2.5 million.

The Company’s Chief Financial Officer, Kenneth S. Cragun, said, “We recorded revenue for the nine months ended September 30, 2022 at $100 million, and exited the third quarter with an annualized revenue run rate of $200 million. Our new initiatives and acquisitions in 2022 contributed to revenue growth with $17 million from SMC, $11 million from Bitcoin mining and $13 million from AGREE. Cash provided by operating activities was $12.9 million for the nine months ended September 30, 2022. We reported an operating loss of $5.3 million in the third quarter of 2022, but that included $4.8 of depreciation and amortization, $2.0 million of stock compensation and $2.5 million of impairment charges related to our mining operations.”

Mr. Milton “Todd” Ault, III, the Company’s Executive Chairman, stated, “With more than half of $1 billion of assets and a dramatic improvement in financial results, I’m incredibly proud of the team. The Company has faced a hurricane-like event with the volatility in Bitcoin market and has managed very difficult conditions to grow revenues to $100 million for the first nine months of 2022. Simply put, this is in my opinion the best quarter in the Company’s history. The announced dividends of TurnOnGreen and GIGA pave the way for us to focus inward on the performance of our existing assets and capital structure. We are focused more than ever on improving stockholder value and continuing to improve our financial results under difficult conditions in the marketplace. As I said, I could not be more proud of the team. We expect to continue dramatic revenue growth in 2023, as we focus on increasing cash flow from our producing assets.”

For more information on BitNile and its subsidiaries, BitNile recommends that stockholders, investors, and any other interested parties read BitNile’s public filings and press releases available under the Investor Relations section at www.BitNile.com or available at www.sec.gov.

About BitNile Holdings, Inc.

BitNile Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, BitNile owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including oil exploration, defense/aerospace, industrial, automotive, medical/biopharma, consumer electronics, hotel operations and textiles. In addition, BitNile extends credit to select entrepreneurial businesses through a licensed lending subsidiary. BitNile’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.BitNile.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.BitNile.com.

Contacts:

IR@BitNile.com or 1-888-753-2235